Exhibit 14.1








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form N-14 of The Virtus Funds of our report dated November 11, 1994 appearing in the Annual Report of The Virtus Funds for the year ended September 30, 1994 and incorporated by reference in the Statement of Additional Information dated January 31, 1995 (revised March 1, 1995).





/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania